Encision Reports Second Quarter Fiscal Year 2018 Results

BOULDER, Colo., Nov. 2, 2017 /PRNewswire/ -- Encision Inc. (OTC: ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2018 second quarter that ended September 30, 2017.

The Company posted quarterly net revenue of $2.16 million for a quarterly net income of $116 thousand, or $0.01 per diluted share. These results compare to net revenue of $2.15 million for a quarterly net loss of $240 thousand, or $(0.02) per diluted share, in the year-ago quarter. Net revenue for the current quarter included net revenue of $74 thousand from an order for non-AEM product. Gross margin on net revenue was 58% in the fiscal 2018 second quarter and 47% in the fiscal 2017 second quarter. Gross margin on net revenue was higher in the current quarter as a result of product mix and lower costs in manufacturing operations. Gross margin on net revenue was lowered further in the fiscal 2017 second quarter by higher slow moving and obsolete inventories costs.

The Company posted six months net revenue of $4.53 million for a six months net income of $298 thousand, or $0.03 per diluted share. These results compare to net revenue of $4.43 million for a six months net loss of $338 thousand, or $(0.03) per diluted share, in the year-ago six months. Net revenue for the current six months included net revenue of $329 thousand from an order for non-AEM product. Gross margin on net revenue was 58% in the fiscal 2018 six months and 50% in the fiscal 2017 six months. Gross margin on net revenue was higher in the current six months as a result of product mix and lower costs in manufacturing operations. Gross margin on net revenue was lowered further in the fiscal 2017 six months by higher slow moving and obsolete inventories costs.

Net cash of $374 thousand was generated by operating activities in the current six months compared to net cash of $162 thousand used in operating activities in last year's six months.

"We are pleased to deliver another profitable quarter and to have achieved a higher gross margin," said Greg Trudel, President and CEO. "Cash that was generated by our operating activities enabled us to pay off our line of credit and to have $129 thousand of cash remaining. We expect that our fiscal third quarter will be profitable and that the traction that we are achieving in the market will continue to develop. We have held true to our strategy of driving operational excellence while bolstering our product portfolio and sales channel with new products and clinical evidence."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended		Six Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net revenue	$2,163	$2,151	$4,526	$4,428
Cost of revenue	904	1,142	1,923	2,229
Gross profit	1,259	1,009	2,603	2,199
Operating expenses:
Sales and marketing	574	614	1,176	1,244
General and administrative	366	360	689	704
Research and development	190	279	411	580
Total operating expenses	1,130	1,253	2,276	2,528
Operating income (loss)	129	(244)	327	(329)
Interest expense and other income (expense), net	(13)	4	(29)	(9)
Income (loss) before provision for income taxes	116	(240)	298	(338)
Provision for income taxes	––	––	––	––
Net income (loss)	$116	$(240)	$ 298	$ (338)
Net income (loss) per share—basic	$0.01	$(0.02)	$0.03	$(0.03)
Net income (loss) per share—diluted	$0.01	$(0.02)	$0.03	$(0.03)
Weighted average number of shares— basic	10,683	10,673	10,683	10,673
Weighted average number of shares— diluted	10,692	10,673	10,692	10,673

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	September 30, 2017	March 31, 2017
ASSETS
Cash and cash equivalents	$ 129	$ 45
Restricted cash	25	50
Accounts receivable, net	921	1,042
Inventories, net	1,214	1,129
Prepaid expenses	153	62
Total current assets	2,442	2,328
Equipment, net	396	468
Patents, net	265	254
Other assets	17	17
Total assets	$ 3,120	$ 3,067
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 406	$ 403
Accrued compensation	251	268
Other accrued liabilities	274	248
Line of credit	––	275
Deferred rent	30	30
Total current liabilities	961	1,224
Deferred rent	26	41
Total liabilities	987	1,265
Common stock and additional paid-in capital	23,785	23,752
Accumulated (deficit)	(21,652)	(21,950)
Total shareholders' equity	2,133	1,802
Total liabilities and shareholders' equity	$ 3,120	$ 3,067

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Six Months Ended
	September 30, 2017	September 30, 2016
Operating activities:
Net income (loss)	$ 298	$ (338)
Adjustments to reconcile net income (loss) to cashgenerated by (used in) operating activities:
Depreciation and amortization	102	116
Share-based compensation expense	33	34
(Recovery from) provision for doubtful accounts, net	(24)	13
(Recovery from) provision for inventory obsolescence, net	(10)	40
Changes in operating assets and liabilities:
Accounts receivable	146	(138)
Inventories	(76)	233
Prepaid expenses and other assets	(92)	(25)
Accounts payable	3	(67)
Accrued compensation and other accrued liabilities	(6)	(30)
Net cash generated by (used in) operating activities	374	(162)

Investing activities:
Acquisition of property and equipment	(16)	(60)
Patent costs	(24)	(19)
Net cash (used in) investing activities	(40)	(79)

Financing activities:
Paydown of credit facility, net change	(275)	(20)
Change in restricted cash	25	--
Net cash (used in) financing activities	(250)	(20)

Net increase (decrease) in cash and cash equivalents	83	(261)
Cash and cash equivalents, beginning of period	45	293
Cash and cash equivalents, end of period	$ 129	$ 32